CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

July 29, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Chindex International, Inc. (the “Company”) to be held at the Embassy Suites at the Chevy Chase Pavilion, 4300 Military Rd. NW, Washington D.C., 20015, on Tuesday, September 15, 2009 at 8:00 A.M., local time.  The matters to be acted upon at that meeting are set forth and described in the Notice of Annual Meeting and Proxy Statement that accompany this letter.  We request that you read these documents carefully.

We hope that you plan to attend the meeting.  However, if you are not able to join us, we urge you to exercise your right as a stockholder and vote.  Please promptly sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope.  You may, of course, attend the Annual Meeting of Stockholders and vote in person even if you have previously mailed your proxy card.

Sincerely,
ROBERTA LIPSON
Chief Executive Officer

IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE.

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 15, 2009

To the Stockholders of Chindex International, Inc.:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Chindex International, Inc. (the “Company”) will be held at the Embassy Suites at the Chevy Chase Pavilion, 4300 Military Rd. NW, Washington D.C., 20015, on Tuesday, September 15, 2009 at 8:00 A.M., local time, to consider and act upon the following matters:

1.	To elect seven directors;

2.	To ratify the selection of BDO Seidman, LLP by the Board’s Audit Committee as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2010; and

3.	To attend to any other business properly presented at the meeting or any adjournment thereof.

Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.  A copy of our 2009 Annual Report is enclosed.  This Notice and Proxy Statement, the proxy card and the 2009 Annual Report are being mailed on or about July 31, 2009.  The close of business on July 24, 2009 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

ELYSE BETH SILVERBERG
Secretary

Bethesda, Maryland
July 29, 2009

All stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you attend the Annual Meeting, it is important that your shares be represented.  Each stockholder is urged to sign, date and return the enclosed proxy card, which is being solicited on behalf of the Board of Directors.  An envelope addressed to the Company’s transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

PROXY STATEMENT TABLE OF CONTENTS

BACK

CHINDEX INTERNATIONAL, INC.
4340 EAST WEST HIGHWAY, SUITE 1100
BETHESDA, MARYLAND 20814

_____________________

PROXY STATEMENT
_____________________

General

This Proxy Statement is furnished to the holders of Common Stock, par value $.01 per share (“Common Stock”), and Class B Common Stock, par value $.01 per share (“Class B Common Stock”), of Chindex International, Inc. (the “Company”) in connection with the solicitation by and on behalf of its Board of Directors of proxies for use at the 2009 Annual Meeting of Stockholders to be held on Tuesday, September 15, 2009, at 8:00 A.M., local time, at the Embassy Suites at the Chevy Chase Pavilion, 4300 Military Rd. NW, Washington D.C., 20015, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement is first being mailed on or about July 31, 2009.

Proposals To Be Voted On and the Board’s Voting Recommendations

You are being asked to vote on the following proposals:

1.	Election of seven directors - - the Board recommends a vote FOR each director.
2.	Ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm - - the Board recommends a vote FOR ratification.

If you properly specify how a proxy is to be voted, it will be voted accordingly.  If you sign a proxy card or voting instruction form but do not provide voting instructions, it will be voted (1) in accordance with the Board’s recommendation as described in the previous paragraph, and (2) at the discretion of the proxy holders, with regard to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Revocability of Proxies

You may revoke a proxy at any time before the Annual Meeting by filing with Elyse Beth Silverberg, the Secretary of the Company, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and electing to vote in person.  Attending the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Outstanding Shares

The Board of Directors has fixed the close of business on July 24, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponement thereof.  As of the Record Date, there were 13,479,264 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding.  The shares of Class B Common Stock are convertible at any time at the option of the holder and automatically upon the occurrence of certain circumstances into shares of Common Stock on a one-for-one basis.

BACK

Quorum

Conducting business at the Annual Meeting requires a quorum.  For a quorum to exist, stockholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy. Proxies submitted that contain abstentions or broker non-votes will be deemed present at the Annual Meeting for purposes of determining the presence of a quorum.  A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.

If a quorum is not present or represented at the Annual Meeting, then the stockholders entitled to vote who are present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present.  If the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, then no further notice of the adjourned meeting need be given.  If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares.  This includes a motion to adjourn or postpone the Annual Meeting to solicit additional proxies.

Voting

When voting together, each holder of Common Stock is entitled to one vote for each share held by such holder and each holder of Class B Common Stock is entitled to six votes for each share held by such holder.  The Company’s certificate of incorporation provides that the Common Stock and the Class B Common Stock vote together as a single class on all matters on which they may vote, except when class voting is required by law.

You may vote either in person at the meeting or by proxy.  The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Annual Meeting.  If your shares are registered in the name of the bank or brokerage firm, you may be able to vote your shares over the Internet or by telephone.  A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone.  If your bank or brokerage firm is participating in such a program, your voting form will provide instructions.  If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees.  You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the auditors.

The Company’s Bylaws provide that directors are elected by a plurality vote.  Thus, the seven nominees for election as directors who receive the most votes cast will be elected.  Approval of the proposal to ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, provided a quorum is present.  Under current rules of the New York Stock Exchange to which its members are subject, these proposals are considered “discretionary” items upon which brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.  For the election of directors and the proposal to ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not considered votes cast and, consequently, will have no effect on the vote on that matter, but are counted in determining a quorum.

Stockholder ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise.  However, the Audit Committee of the Board of Directors is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice.  The Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

BACK

Results of Voting

The results of the voting will be announced at the meeting. We will also publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2010, which we will file with the Securities and Exchange Commission (the “Commission”).

Costs of Proxy Solicitation

The cost of preparing and mailing this Proxy Statement and accompanying materials will be borne by the Company.  The Company also will reimburse brokers who are holders of record of Common Stock for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of such shares.  In addition to the use of the mails, proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, email, telegraph or in person.  The approximate mailing date of this Proxy Statement is July 31, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 15, 2009

The Company’s proxy statement and annual report to stockholders for the year ended March 31, 2009 are available at http://ir.chindex.com/ProxyMaterials-2009.cfm.

BACK

PROPOSAL 1—ELECTION OF DIRECTORS

Seven directors will be elected this year for terms expiring in 2010. The nominees for election are:

Holli Harris
Carol R. Kaufman
Roberta Lipson
A. Kenneth Nilsson
Julius Y. Oestreicher
Lawrence Pemble
Elyse Beth Silverberg

Each nominee is currently serving as a director of the Company.  Each nominee, if elected at the Annual Meeting, will serve as a director until the 2010 annual meeting of stockholders or until such director’s successor has been elected and qualified or such director’s earlier resignation or removal.

Assuming a quorum is present, the seven nominees receiving the most affirmative votes at the meeting will be elected as directors.  Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors.  If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee, or the Board may reduce the number of directors to be elected. Stockholders may not cumulate their votes when electing directors.

Brief biographies of the director nominees are included below under the caption “Information About Nominees.” These biographies include their age, business experience and the names of publicly held and certain other corporations and organizations of which they are also directors.

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF THESE SEVEN DIRECTOR NOMINEES.

BACK

Information About Current Directors and Executive Officers

The directors and executive officers of the Company and their present positions with the Company are as follows:

Name	Positions with the Company
A. Kenneth Nilsson(1)(2)(3)	Chairman of the Board of Directors
Roberta Lipson	President, Chief Executive Officer and Director
Elyse Beth Silverberg	Executive Vice President, Secretary and Director
Lawrence Pemble	Executive Vice President, Chief Financial Officer, Treasurer and Director
Robert C. Low	Vice President, Finance, Chief Accounting Officer and Controller
Holli Harris(1)	Director
Carol R. Kaufman(1)(2)	Director
Julius Y. Oestreicher(1)(2)(3)	Director
_________________

(1)	Member of Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

All directors of the Company hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified.  The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company’s stockholders and hold office until their successors have been chosen and qualified.

Information About Nominees

The following nominees are currently serving as members of the Company’s Board of Directors and are standing for re-election.

ROBERTA LIPSON, 54, co-founded the Company in 1981.  Ms. Lipson served as the Chairman of the Board of Directors from 1981 until 2004 and has served as the Chief Executive Officer since 1981.  From 1979 until founding the Company in 1981, Ms. Lipson was employed in China by Sobin Chemical, Inc., a worldwide trading company, as Marketing Manager, coordinating marketing and sales of various equipment in China.  Ms. Lipson was employed by Schering-Plough Corp. in the area of product marketing until 1979.  Ms. Lipson received a B.A. degree in East Asian Studies from Brandeis University and an MBA degree from Columbia University Graduate School of Business.

ELYSE BETH SILVERBERG, 52, co-founded the Company in 1981.  Ms. Silverberg has served as the Company’s Executive Vice President and Secretary and as a Director since that time.  Prior to founding the Company, Ms. Silverberg worked with Ms. Lipson at Sobin Chemical, Inc. from 1980 to 1981 and was an intern in China with the National Council for U.S.-China Trade from 1979 to 1980.  Ms. Silverberg received a B.A. degree in Chinese Studies and History from the State University of New York at Albany.

LAWRENCE PEMBLE, 52, joined the Company in 1984 and has served as Executive Vice President and Chief Financial Officer since January 1996.  From 1986 through April 1992 and September 1993 to the present, Mr. Pemble has also served as a Director of the Company.  Prior to joining the Company, Mr. Pemble was employed by China Books

BACK

and Periodicals, Inc. as Manager, East Coast Center.  Mr. Pemble holds a B.S. degree in Business and Accounting from the University of Phoenix and B.A. degree in Chinese Studies and Linguistics from the State University of New York at Albany.

A. KENNETH NILSSON, 76, has served as a Director of the Company since January 1996 and the Chairman of the Board of the Company since October 2004.  Mr. Nilsson formerly served as President of Cooper Laboratories, Inc.; President of Cooper Lasersonics, Inc.; Managing Director of Pfizer Taito Ltd.; President of Max Factor, Japan; and Chairman of the Monterey Institute of International Studies.  Mr. Nilsson received a B.A. degree from the University of Southern California and an M.A. degree from the University of California.

HOLLI HARRIS, 42, has served as a Director of the Company since August 2004.  Ms. Harris worked for the U.S. State Department at the U.S. Embassy in Moscow, and has since served in financial and strategic management positions in the energy, banking, biotech and automotive industries.  In 2003, Ms. Harris was a Financial Analyst with Amgen Inc., an international biotechnology and pharmaceutical firm.  From 2004 to 2008, Ms. Harris was a Financial Manager at Corbis Corporation, an international visual and image solutions provider.  Ms. Harris currently is an independent business strategy and process consultant.  Ms. Harris has a dual degree in Russian Language and International Relations from the University of California - Davis and an MBA degree in Finance from the University of Michigan.

CAROL R. KAUFMAN, 60, has served as a Director of the Company since November 2000.  Ms. Kaufman has been Vice President and Chief Administrative Officer of The Cooper Companies, Inc., a medical device company, since October 1995 and was elected Vice President of Legal Affairs in March 1996 and was elected Senior Vice President in October 2004.  From January 1989 through September 1995, she served as Vice President, Secretary and Chief Administrative Officer of Cooper Development Company, a healthcare and consumer products company that was a former affiliate of The Cooper Companies, Inc.  Ms. Kaufman received her undergraduate degree from Boston University.

JULIUS Y. OESTREICHER, 79, has served as a Director of the Company since January 1996.  Mr. Oestreicher has been a partner with the law firm of Oestreicher & Ennis, LLP and its predecessor firms for more than thirty years, engaging primarily in estate, tax and business law.  Mr. Oestreicher received a B.S. degree in Business Administration from City College of New York and a J.D. degree from Fordham University School of Law.

Information About Executive Officers

Please refer to the “Information About Nominees” section above for the biographies of Ms. Lipson, our President and Chief Executive Officer, Ms. Silverberg, our Executive Vice President and Secretary, and Mr. Pemble, our Chief Financial Officer, Treasurer and Executive Vice President.

ROBERT C. LOW, 54, joined the Company in September 2008 and has served as Vice President, Finance, Chief Accounting Officer and Controller since November 2008.  Prior to joining the Company, Mr. Low was employed by Middlebrook Pharmaceuticals, Inc., which develops anti-infectious drug products, from 2006 to 2008 as Vice President, Chief Financial Officer and Treasurer and from 2003 to 2006 as Corporate Controller.  Prior to his employment at Middlebrook, Mr. Low worked in various capacities in public and private accounting.  Mr. Low is a Certified Public Accountant, holding a B.A. degree in Economics from the University of Pennsylvania and an MBA degree in Finance from the University of Houston.

BACK

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance

The system of governance practices followed by the Company is memorialized in the Company’s Governance Guidelines and the charters of the three committees of the Board of Directors.  The Governance Guidelines and charters are intended to ensure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management.  The Governance Guidelines also are intended to align the interests of directors and management with those of the Company’s stockholders. The Governance Guidelines establish the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees and director compensation.  The Board annually conducts a self-evaluation to assess compliance with the Governance Guidelines and identify opportunities to improve Board performance.

The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.  The Board has three committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.  The Governance Guidelines, as well as the charter for each committee of the Board, may be viewed at www.chindex.com.

Director Independence

We believe that independent directors play a critical role in governing the Company, and we are committed to ensuring that a majority of our directors are independent. Currently four of our seven directors satisfy the independence requirements of The Nasdaq Global Market’s listing standards.  Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that in the opinion of the Board of Directors would interfere with his or her exercise of independent judgment as a director or that are enumerated under such standards.  The independent directors are: Ms. Harris, Ms. Kaufman, Mr. Nilsson and Mr. Oestreicher.

In addition to the Board’s determination that four of the seven nominees for election meet the foregoing independence standards, the Board has also determined that each member of our Audit Committee, our Governance and Nominating Committee and our Compensation Committee is independent under these standards.  These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and the Company, our senior management and our independent auditor, on the other hand.

Board Committees and Procedures

Our full Board of Directors considers all major decisions.  However, we have established a Governance and Nominating Committee, an Audit Committee and a Compensation Committee so that some matters can be addressed in more depth than may be possible in a full board meeting.

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are Mr. Nilsson (Chair) and Mr. Oestreicher.  The Governance and Nominating Committee considers candidates for Board membership suggested by its members and other Board members and management.  This Committee will consider Director candidates from stockholders for election at the Annual Meeting if such nominees are submitted in accordance with the procedures set forth in the Company’s bylaws.  During fiscal 2009, the Governance and Nominating Committee held one meeting.

The principal responsibilities of the Governance and Nominating Committee include: (a) determining the slate of director nominees for election to the Company’s Board of Directors; (b) identifying and recommending candidates to fill vacancies occurring between annual shareholder meetings; (c) reviewing the composition of Board committees; (d) monitoring compliance with, reviewing, and recommending changes to the Company’s Governance Guidelines; and (e) reviewing the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders.  The Governance and Nominating Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. The Governance and Nominating Committee regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters.  The specific responsibilities and functions of the Governance and Nominating Committee are delineated in the Governance and Nominating Committee Charter.

BACK

The Governance and Nominating Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates.  The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience in business, government, education, and public service.  In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the Company’s business and technology; educational and professional background; and personal accomplishment.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience.  In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Committee will consider stockholder recommendations for candidates for the Board.  The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating stockholder’s ownership of Company stock should be sent to the attention of the Secretary of the Company.

Audit Committee. The current members of our Audit Committee are Ms. Harris (Chair), Ms. Kaufman, Mr. Oestreicher and Mr. Nilsson, each of whom meets the independence requirements for audit committee members under Section 10A(m)(3) of the Securities Exchange Act of 1934 and the listing standards of The Nasdaq Global Market.  Additionally, the Board has determined that each of Ms. Harris, Ms. Kaufman and Mr. Nilsson is an audit committee financial expert as defined by the Securities Exchange Commission rules.  The Audit Committee meets at least annually to review the results of the annual audit and discuss the financial statements.  The Audit Committee also meets with the Company’s independent registered public accounting firm quarterly to discuss the results of their quarterly reviews as well as quarterly results and quarterly earnings releases.  The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board.  The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.  The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements.  The Committee is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.  The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval.  The specific responsibilities in carrying out the Audit Committee’s oversight role are set forth in the Audit Committee’s Charter.  A report of the Audit Committee appears under the caption “Report of the Audit Committee” below.  During fiscal 2009, the Audit Committee held six meetings.

Compensation Committee. The current members of our Compensation Committee are Mr. Oestreicher (Chair), Ms. Kaufman and Mr. Nilsson, each of whom meets the independence requirements of The Nasdaq Global Market.  The functions of the Compensation Committee include reviewing the competitiveness of the Company’s executive compensation programs, reviewing the performance of the CEO and the executive management team, reviewing and approving CEO goals and objectives and setting CEO compensation levels, approving salaries, bonus and other compensation for all corporate officers at the level of executive vice president and above, reviewing and approving awards made under any executive officer bonus plan, reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based awards, administering the Company’s equity compensation plans, producing an annual report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable Commission rules and regulations, and attending to such other matters relating to compensation as may be prescribed by the Board of Directors.  The Committee’s charter grants the Committee the authority, without consulting or obtaining the approval of any officer in advance, to retain and terminate any consultant that it uses to assist in the Committee’s evaluation of director or executive officer compensation, and the Committee may elect to obtain such an engagement in the future.  The Compensation Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval.  The specific responsibilities in carrying out the Compensation Committee’s role are set forth in the Compensation Committee’s Charter.  A report of the Compensation Committee

BACK

appears at “Executive Compensation – Compensation Committee Report” below.  During fiscal 2009, the Compensation Committee held five meetings.

Board Meetings and Attendance

The full Board of Directors met five times during fiscal 2009.  Each incumbent director attended more than 75% of our board meetings and the meetings of the board committees on which he or she served.

Code of Business Conduct

The Company has adopted a Code of Business Conduct, which is applicable to all of its directors, officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer.  Certain sections of the Code are also applicable to the Board of Directors.  The Code is available on the Company’s website at www.chindex.com.  The Company intends to post amendments to or waivers from the Code to the extent applicable to its chief executive officer, principal financial officer or principal accounting officer.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy concerning stockholder communications: Any stockholder wishing to contact the Board of Directors, any committee of the Board, or any individual director regarding bona fide issues or questions about the Company may do so by sending a written communication to the Board of Directors or the appropriate committee or director c/o the Secretary at the following address: Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.

The Secretary will review all such correspondence and forward it (or a summary) to the appropriate parties.  Where the Secretary deems it appropriate, such forwarding will take place on an expedited basis.  Communications raising concerns relating to the Company’s accounting, internal controls, or audit matters will immediately be brought to the attention of the chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee for such matters.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders.  Accordingly, Board members are encouraged to attend the Annual Meeting of Stockholders.  Six members of the Board of Directors at the time of the annual meeting of stockholders in 2008 attended such meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Mr. Oestreicher (Chair), Ms. Kaufman and Mr. Nilsson.  No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Board Compensation

Directors who are also employees of the Company are not separately compensated for their services as directors.

Cash Compensation to Board Members.  Effective October 1, 2006, each director who is not an employee of the Company is paid, for serving on the Board of Directors, a retainer at the rate of $10,000 per annum and an additional $2,500 for each meeting of the Company’s stockholders attended, $1,000 for each meeting of the Board of Directors attended and $750 for each meeting of a committee of the Board of Directors attended.

Equity Compensation to Board Members.  The Company has granted restricted stock to its outside directors on an annual basis.  During fiscal 2009, each outside director was granted 9,000 shares of restricted stock for service on the Board of Directors and an additional 3,000 shares of restricted stock for service as chair of the Board of Directors or of a committee thereof.  These shares vest ratably on the date of grant and the six-month anniversary of the date of grant.

Other.  Board members are reimbursed for reasonable expenses in attending meetings of the Board of Directors and for expenses incurred in connection with their complying with our corporate governance policies.  The Company also provides directors’ and officers’ liability insurance for our directors and has entered into indemnity agreements with them.

BACK

Non-management Directors’ Compensation for Fiscal 2009

The following table shows the compensation received by each of our non-employee directors for the fiscal year ended March 31, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Holli Harris	19,500	156,684	-	-	176,184

Carol R. Kaufman	19,000	117,513	-	-	136,513

A. Kenneth Nilsson	21,750	195,855	-	-	217,605

Julius Y. Oestreicher	23,250	156,684	-	-	179,934

(1)
Represents the dollar amount recognized as expense for financial statement reporting purposes for the fiscal year ended March 31, 2009 in accordance with SFAS 123R “Share Based Payment” (“SFAS 123R”) with respect to restricted stock awards.  Fair market value of restricted stock grants is determined based on the market value of the common stock on the date of grant.  The amount in the table reflects grants made on three separate dates at which fair market value of the stock was $7.33, $13.63 and $10.55 per share, respectively.  The grant date fair value under SFAS 123R of the restricted stock granted to the non-employee directors during fiscal 2009 was as follows:  Ms. Harris, $126,600; Ms. Kaufman, $94,950; Mr. Nilsson, $158,250; and Mr. Oestreicher, $126,600.

(2)
At March 31, 2009, the number of unvested shares of restricted stock held by the non-employee directors was as follows:  Ms. Harris, 8,000; Ms. Kaufman, 6,000; Mr. Nilsson, 10,001; and Mr. Oestreicher, 8,000.  At March 31, 2009, the number of vested stock options held by the non-employee directors was as follows:  Ms. Harris, 22,500; Ms. Kaufman, 126,540; Mr. Nilsson, none; and Mr. Oestreicher, 129,720.  At March 31, 2009, there were no unvested stock options held by the non-employee directors.

BACK

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to:

•	attract, motivate, retain and reward employees of outstanding ability;
•	link changes in employee compensation to individual and corporate performance;
•	facilitate the development of a progressive, results-oriented high performance culture;
•	provide opportunities for employee involvement, development and meaningful contribution;
•	support the achievement of annual and long-term financial and strategic goals by rewarding employees for superior results; and
•	align employees’ interests with those of the stockholders.

The ultimate objective of our compensation program is to improve shareholder value.  In furtherance of that objective, we evaluate both performance and compensation of employees to ensure that we maintain our ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of perceived comparable companies in the marketplace.  The Company historically has not believed and continues to not believe that it can reasonably identify peer issuers on an industry or line-of-business basis principally due to the Company’s size and unique combination of two business segments: the operation of Western medicine healthcare facilities in China and the marketing, distribution and sales of medical equipment in China on behalf of manufacturers.  As such, we do not believe that we have such a peer group against which to compare and from which to directly and empirically derive a basis for our compensation program.  We do, however, generally consider entities with similar equity market capitalizations in making compensation decisions.

The above policies guide the Compensation Committee of our Board of Directors (the “Committee”) in assessing the compensation to be paid to our executive officers.  The Committee endeavors to ensure that the total compensation paid to executive officers is fair, reasonable and competitive, consistent with our compensation policies.  The above policies also guide the Committee as to the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee also takes into consideration a number of factors related to our performance, such as earnings per share, profitability and revenue growth, with particular focus on operating income.

Role of Executive Officers in Compensation Decisions

The Committee reviews and approves the compensation paid to our President and Chief Executive Officer.  With regard to the compensation paid to each executive officer other than the President and Chief Executive Officer, the President and Chief Executive Officer reviews, on an annual basis, the compensation paid to each such executive officer during the past year and submits to the Committee her recommendations regarding the compensation to be paid to such persons during the next year.  Following a review of such recommendations, the Committee approves compensation for such officers in an amount the Committee deems reasonable and appropriate.

Management plays a significant role in the compensation-setting process for executive officers, other than the President and Chief Executive Officer, by:

•	evaluating executive performance;
•	recommending business performance targets and establishing objectives; and
•	recommending salary levels, bonuses and equity-based awards.

Management also prepares meeting information for most Committee meetings, and the President and Chief Executive Officer participates in certain Committee meetings at the Committee’s request to provide:

•	background information regarding our strategic objectives;

BACK

•	evaluation of the performance of the executive officers; and
•	compensation recommendations as to executive officers (other than the Chief Executive Officer).

Setting Executive Compensation

Based on the foregoing objectives, in fiscal 2009 the Committee structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executive officers to achieve our business goals and reward executive officers for achieving such goals.

In making compensation decisions, the Committee believes that information regarding pay practices at other companies is useful, but not determinative, because the Committee recognizes that our compensation practices must be competitive in the marketplace in general.

In fiscal 2009, the Committee did not engage a consultant to provide advice regarding compensation matters.  However, the Company maintained a direct subscription with a nationally-recognized compensation data service to access and utilize market compensation data from groups of companies in designated industries best matching, in the Committee’s view, the businesses of the Company. The data provides information about the compensation levels of specified officer positions at comparable size companies in those industries, which specified officer positions directly match only our chief executive officer position, while only indirectly matching our other executive officers. The industry-specific data was deemed by the Committee to be only generally applicable on the basis that, among other things, the Company operates in several industries as discussed below, not allowing for exact industry categorization or comparison.  Based on the survey data, the Committee determined that base salaries and total compensation amounts, inclusive of compensation adjustments, as appropriate, approximated current median rates of compensation for such other companies in such industries, while within the overall framework of the Committee’s philosophy and objectives.

The Company operates in several different healthcare markets in China, primarily (i) providing healthcare services through owned and/or operated hospitals and clinics and (ii) marketing and selling medical capital equipment and other medical products for use in hospitals.  We believe that we are the only foreign-invested, multi-facility hospital network in China. We have not identified any comparable entities having a substantially similar mix of operations and size in China. Although we used the compensation data service described above as an informal guide, we did not numerically or objectively benchmark against any of the data contained therein in any material respect.  The Company notes that the principal use of the service was as a reference to perceived comparable positions.  The Committee exercised broad discretion in whether and to what extent (if at all) to use the information from the service.  In fiscal 2009, the Company used such information in conjunction with other information, such as informally-perceived compensation opportunities available to our employees in the marketplace.

The Committee relies upon its judgment and, when appropriate, management’s judgment, of each individual executive officer in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances stockholder value.  Key factors affecting this judgment include:

•	performance compared to the financial, operational and strategic goals established for the executive, the Company or an applicable operating segment at the beginning of the year;
•	nature, scope and level of responsibilities of the particular executive;
•	contribution to our financial results, particularly with respect to key metrics such as operating income; and
•	effectiveness in leading our initiatives.

In addition, in fiscal 2009, the Committee considered each executive officer’s current salary and prior-year bonus, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive officer’s peers, if any, within the Company and the recommendations by the Chief Executive Officer as to each other executive officer.

2009 Executive Compensation Components

For the fiscal year ended March 31, 2009, the principal components of compensation for the executive officers were:

•	base salary;
•	performance-based annual incentive bonus;

BACK

•	long-term equity incentive compensation; and
•	perquisites and other personal benefits.

Base Salary

We provide executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  In setting base salaries, the Committee periodically reviews published compensation survey data for similar size companies.  The base salary for each of the executive officers is guided by the salary levels for perceived comparable positions in the marketplace, as well as the individual’s personal performance and internal alignment considerations.  The relative weight given to each factor varies with each individual at the Committee’s discretion.

Each executive officer’s base salary is typically reviewed every year and is adjusted from time to time on the basis of:

•	the Committee’s evaluation of the executive officer’s personal performance for the year; and
•	the competitive marketplace for persons in comparable positions.

Our overall anticipated and actual performance and profitability also have been factors in determining the base salaries for the executive officers.

During fiscal 2009, the Committee did not increase the base salaries of Ms. Lipson, Ms. Silverberg, Mr. Pemble and Ms. Moncure, which salaries were at the rates of $300,000, $270,000, $270,000 and $240,000 per year, respectively.

Performance-Based Annual Incentive Bonus

The Committee has considered in prior years whether a performance-based annual incentive bonus plan should be established for a year and, if so, approved the group of executives eligible to participate in such plan for that year.  For fiscal 2009, the Committee determined that annual incentive compensation would be paid partly in cash and partly in stock options, in each case with the amounts contingent on meeting performance goals set by the Committee.  As such, the Committee adopted a performance-based annual Executive Management Incentive Program (the “EMI Program”), designed to motivate and reward performance for the year for eligible executive officers.  The EMI Program for fiscal 2009 was modeled on the program from prior years, with certain adjustments.  The EMI Program for fiscal 2009 was applied to each of Ms. Lipson, Ms. Silverberg, Mr. Pemble and Ms. Moncure.

Cash Bonus and Stock Option Awards.  For fiscal 2009, the cash bonus and stock option award portions of the EMI Program were tied to various financial performance targets (as described below) based on the participant’s position, with the payout targets for executives ranging from 0% to 35% of base salary based on achievement of those targets.  The Committee had discretion to award an additional bonus of 25% of base salary for achievement of various non-financial objectives, such as developmental and transformational projects, human resources and successor development and other objectives developed by the Committee at the beginning of or during the fiscal year, or if the Committee determined that payment of a bonus was otherwise appropriate, such as for example if events beyond the control of the executives prevented complete achievement of quantified goals.  The cash bonuses and stock option awards under the EMI Program for fiscal 2009 were designed to link a significant portion of the eligible executive officer’s total cash and equity-based compensation to overall Company and/or business segment performance and to position the executive’s cash compensation and equity-based compensation generally within a perceived range for comparable positions at similar size companies when superior performance is achieved, without empirical reference to any specific peer group.

The Committee set minimum, target and maximum levels for our financial objectives in fiscal 2009 and the payment and amount of any bonus was generally dependent upon whether we achieve those performance goals.  For fiscal 2009, the objectives were based primarily upon our achievement of specified results with respect to operating income of the Company and its divisions.  In making the determination of minimum, target and maximum levels, the Committee considered the specific circumstances facing us during the year and our strategic plan for the year.  These levels were based on our confidential internal performance goals and not on any published or analyst estimates.  The Committee generally establishes financial objectives that it believes can be reasonably achieved with strong individual performance over the fiscal year.

The operation of our executive management incentive programs over the recent years has been relatively consistent.  If the minimum, target or maximum performance objectives (typically operating income targets) are met, participants are eligible to receive a bonus payment under the program based on attainment of that performance level, but

BACK

adjusted to reflect his or her individual performance.  Individual performance is based upon the Committee’s evaluation of the individual employee’s performance and contribution for the fiscal year.  For example, if an executive officer has a target bonus amount of a specified percentage of his or her base salary and we meet the target financial objectives for the fiscal year, the executive officer will receive a cash incentive bonus payment under the plan equal to that specified percentage of his or her current annual base salary if the executive officer has also met his or her individual target goals for the fiscal year.  If we meet the target financial objectives for the year and the executive officer’s performance exceeds his or her individual target goals for the fiscal year, his or her bonus payment for the year may be increased by up to a higher specified percentage of annual base salary.  If, on the other hand, we meet the target financial objectives for the year but the executive officer’s individual performance is below his or her individual goals for the fiscal year, his or her bonus payment for the year will be lower than the specified percentage of his or her annual base salary.  If we do not meet the minimum financial objectives for the fiscal year, generally no bonus payments will be made under the program, although it is possible that the Committee may in its discretion award a bonus of up to a smaller specified percentage of annual base salary under the additional bonus provision of the program, based on the achievement of non-financial objectives.

For fiscal year 2009, the cash amount that could have been received by each of the four executive officers covered by the EMI Program ranged from 0% (assuming the minimum objectives were not met) of annual base salary to up to 60% of annual base salary, with a targeted bonus amount of 25% of base salary at attainment of target level performance. For fiscal year 2009, the stock option awards that could have been vested by each of the four executive officers covered by the EMI Program ranged from no options (assuming the minimum objectives were not met) to up 30,000 options.  For the President and Chief Executive Officer and the Chief Financial Officer, the target bonus and awards were based solely on attainment of targeted operating income of the Company for fiscal 2009, which was set at $14.0 million.  For the Executive Vice President and Secretary, the target bonus and awards were based 50% on the attainment of that targeted Company operating income and 50% on attainment of targeted operating income of the Company’s Medical Products division, which was set at $0.4 million.  For the President of United Family Hospitals and Clinics, the target bonus and awards were based solely on attainment of targeted operating income of the Company’s Healthcare Services division, which was set at $13.7 million.  The table set forth below shows the range of cash payouts and stock option awards to eligible executive officers under the EMI Program assuming minimum, target or maximum performance objectives were met for fiscal 2009.

Fiscal 2009 Objective Cash Bonus and Stock Options Under EMI Program.  The following table provides the potential cash bonus and stock options payable under the EMI Program for fiscal 2009:

OI Achieved as a % of annual approved budget	Cash Bonus as a % of Base Salary	Grant of Non Qualified Stock Options

90 % or Less	0%	0
91% to 99%	10%	0
100% to 110%	25%	22,500
111% and above	35%	30,000

In determining whether and the extent to which applicable target amounts had been achieved, the Committee met promptly following the availability of the audited financial statements of the Company for fiscal 2009 to consider those financial statements.  In addition, the Committee instructed management to provide calculations demonstrating such achievement.  Following the review of those financial statements and calculations, the Committee concluded that, while none of Ms. Lipson, Mr. Pemble nor Ms. Moncure had earned an objective bonus award under the EMI Program, Ms. Silverberg had earned one-half of the maximum objective award of 35% that was pegged to operating income of the Company’s Medical Products division.  As such, the Committee determined that Ms. Silverberg had earned (i) a cash bonus in the amount of $50,972, representing 17.5% of her base salary (computed as one-half of her 35% maximum award as described above), and (ii) stock options to purchase 15,000 shares of Common Stock, representing 50% of the options previously granted to her in connection with the EMI Program for fiscal 2009.  The Committee noted that the balance of those stock options and the full amount of stock options granted to other executive officers and subject to vesting under the EMI Program were terminated.  The stock options earned by Ms. Silverberg as above were granted under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) and have an exercise price of $15.32 per share and will vest ratably on each of July 1, 2010, 2011 and 2012, subject to her continued employment with the Company.  Consequently, the only objective cash bonus awards paid to named executive officers for their performance in fiscal year 2009 under the EMI Program was as follows:

BACK

Name	2009 Objective Cash Bonus For Fiscal 2009 Performance
Elyse Beth Silverberg, Executive Vice President and Secretary	$50,972

Further, as a consequence of the foregoing, the only objective stock option awards granted and subject to vesting for the four executive officers covered by the EMI Program for their performance in fiscal year 2009 was as follows:

Name	2009 Objective Stock Option Awards For Fiscal 2009 Performance
Elyse Beth Silverberg, Executive Vice President and Secretary	15,000 shares

Discretionary Cash Bonus and Stock Options

The Committee also addressed the payment of discretionary bonuses and stock option awards for fiscal 2009. The Committee in particular considered the financial performance of the Company in the context of a worldwide financial crisis, the achievement of strategic objectives, the individual performance of certain executive officers on both a quantitative and qualitative basis, the advancement of the Company’s hospital expansion plan and the growth in the Company’s Medical Products division in particular, among other things.  Following such consideration, the Committee awarded certain discretionary bonuses in stock and cash.  Each of Ms. Lipson and Mr. Pemble was awarded an amount in cash equal to 10% of their respective salaries and options to purchase 5,000 shares of Common Stock. Ms. Silverberg was awarded an amount in cash equal to 15% of her salary and options to purchase 5,000 shares of Common Stock, all such option awards under the 2007 Stock Incentive Plan (the “2007 Plan”). Consequently, the only discretionary cash bonus awards paid to named executive officers for their performance in fiscal year 2009 were as follows:

Name	2009 Discretionary Cash Bonus For Fiscal 2009 Performance
Roberta Lipson, President and Chief Executive Officer	$32,363
Elyse Beth Silverberg, Executive Vice President and Secretary	$43,690
Lawrence Pemble, Executive Vice President, Chief Financial Officer and Treasurer	$27,000

Further, as a consequence of the foregoing, the only discretionary stock option awards granted for named executive officers for their performance in fiscal year 2009 were as follows, all of which were granted under the 2007 Plan and have an exercise price of $12.37 per share and will vest ratably on each of July 1, 2010, 2011 and 2012, subject to his or her continued employment with the Company:

Name	June 2009 Stock Option Awards For Fiscal 2009 Performance
Roberta Lipson, President and Chief Executive Officer	5,000 shares
Elyse Beth Silverberg, Executive Vice President and Secretary	5,000 shares
Lawrence Pemble, Executive Vice President, Chief Financial Officer and Treasurer	5,000 shares

The Committee retained wide discretion to interpret the terms of the EMI Program for fiscal 2009 and to interpret and determine whether our financial objectives or an individual’s performance objectives were met.  The Committee also retained the right to exclude extraordinary charges or other special circumstances in determining whether our financial objectives were met during any particular fiscal year, although no such exclusions were made with respect to fiscal 2009.  No other performance-based cash or equity bonuses were awarded to any of our executive officers for fiscal 2009 under the EMI Program.

BACK

Fiscal 2008 Stock Options under EMI Program.  In June 2008, the Committee determined that each of Ms. Lipson, Ms. Silverberg, Mr. Pemble and Ms. Moncure had earned the right to a grant of options to purchase Common Stock under the Company’s EMI Program for fiscal 2008.  The Committee granted such awards in June 2008.  The performance goals for the EMI Program for fiscal 2008 were discussed in last year’s proxy statement.

Long-Term Equity Incentive Compensation

The Board has delegated to the Committee the authority to make grants of stock options, shares of restricted stock, and restricted stock units (“RSUs”) to executive officers and other employees under our 2007 Plan.  In fiscal year 2009, our equity compensation program consisted primarily of grants of shares of restricted stock and stock options.  Grants of equity compensation were designed to:

•	attract superior managerial and professional talent;
•	retain key managerial and professional talent to support our continued growth and success; and
•	align management incentives with goals of the shareholders.

Stock option, restricted stock and RSU grants are designed to align the interests of the executive officers with those of our shareholders and provide each executive officer with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

Each stock option grant allows the executive officer to acquire shares of common stock at an exercise price equal to the closing price of our common stock on the grant date over a specified period of time not to exceed 10 years.  Generally, shares subject to the option grant become exercisable in a series of installments over a four-year period, contingent upon the executive officer’s continued employment.  Accordingly, the option grant will provide a positive return to the executive officer only if he or she continues to provide services to us during the vesting period, and then only if the market price of the shares appreciates over the option term. Each grant of shares of restricted stock vests in installments over a period specified at the time of grant, thus incentivizing the executive officer to remain employed by us during the vesting period.

The size of the grants of stock options, shares of restricted stock, and RSUs to each executive officer is or will be set by the Committee at a level that is intended to create a meaningful opportunity for stock ownership and participation in the increases in our equity value, based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the term of the particular grants.  The size of the grants is also determined with reference to equity-based awards made to executive officers by perceived comparable companies, to the extent reasonably determinable.  The relevant weight given to each of these factors can vary from individual to individual.

As to its annual grants for fiscal 2009, other than the foregoing grants discussed under “Discretionary Cash Bonus and Stock Options” above, on September 15, 2008 the Committee granted to Ms. Lipson, Ms. Silverberg, Mr. Pemble and Ms. Moncure ten-year stock options under the 2007 Plan at an exercise price equal to the Fair Market Value of the Common Stock under such plan and vesting ratably over the first three anniversaries of such date.  See the table entitled “Grants of Plan-Based Awards in Fiscal 2009” in this Proxy Statement for detailed information about all stock options granted to the executive officers during fiscal 2009.

Perquisites and Other Personal Benefits

We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

As described below, certain of our executive officers have employment agreements that expressly entitle them to perquisites and other personal benefits.  In particular, each of Ms. Lipson and Mr. Pemble receives an annual tuition allowance, each of Ms. Lipson and Ms. Silverberg receives a monthly housing allowance in connection with their residence outside the United States and Mr. Pemble receives a monthly allowance relating to remote office expenses.  In addition, Ms. Moncure received an annual housing allowance in connection with her residence outside the United States and an annual travel allowance.

BACK

Employment Agreements

On October 31, 2006, the Committee approved new employment agreements for each of Ms. Lipson, Ms. Silverberg and Mr. Pemble, retroactive to March 1, 2006.  The agreements were intended to ensure that the Company would be able to maintain a continuous, stable and competent team.  The Committee believes that the future success of the Company will depend to a significant degree on the skills and competence of the executive officers.  Each employment agreement has an eight-year term.  The employment agreements provide for annual base salaries, which will be reviewed annually.  In December 2007, the Committee reviewed the salaries and increased them, effective January 1, 2008, to $300,000, $270,000 and $270,000 for Ms. Lipson, Ms. Silverberg and Mr. Pemble, respectively, following due consideration of relevant factors.  Also, effective January 1, 2008, Ms. Lipson’s and Ms. Silverberg’s salaries were converted to be denominated in Chinese Renminbi (“RMB”) at the rate of 7.02 RMB to $1.00.  The conversion was in response to the decline in the value of the U.S. Dollar (“USD”) relative to Chinese RMB and in consideration of the fact that because they are living in China, most of their expenses are in Chinese currency.  The employment agreements provide for the payment of annual bonus compensation to the executive officer based on the success of business operations and the pre-tax profits of the Company as well as upon the performance of the executive officer, which bonus has been implemented pursuant to the EMI Program.  In addition, the employment agreements provide that the Company may grant stock options and/or other long-term equity incentive compensation to the executive officer, although such compensation is not quantified in the employment agreements.  The employment agreements further provide for the payment of annual allowances for the tuition for minor children of Ms. Lipson and Mr. Pemble, for certain housing expenses of Ms. Lipson and Ms. Silverberg and for certain remote office expenses of Mr. Pemble in amounts approved from time to time by the Committee.  Currently, such amounts as most recently approved by the Committee are reimbursement for actual tuition expenses incurred up to $90,000 per year, $5,000 per month for the housing expenses and $5,000 per month for the remote office expenses.

For a description of the provisions of the employment agreements relating to termination of employment, see the section titled “Potential Payments Upon Termination or Change of Control.”

Anne Marie Moncure had a three-year employment agreement with Beijing Chindex Hospital Management Consulting Co., Ltd., a subsidiary of the Company, pursuant to which she served as President of United Family Hospitals and General Manager of the Beijing United Family Hospitals & Clinics.  Ms. Moncure’s employment agreement expired by its terms on April 30, 2009, whereupon she retired from the foregoing positions and continues as Senior Advisor to her successor to her former positions. The employment agreement provided for an annual base salary of $155,000 and the payment of annual bonus compensation of up to $35,000, based upon mutually determined performance criteria.  In December 2007, the Committee reviewed Ms. Moncure’s salary and increased it, effective January 1, 2008, to $240,000 (converted to be denominated as 1,935,636 RMB) following due consideration of relevant factors.  In addition, the employment agreement provided an annual housing expense of up to $30,000, an annual travel allowance of $10,000 for spouse/family travel and home leave (both also converted to be denominated in RMB) and an annual allowance for professional membership and conferences.  The employment agreement provided for termination of Ms. Moncure’s employment with or without “cause” at any time, and in the event that the employment agreement were terminated prior to expiration without renewal or extension, Ms. Moncure would have been entitled to severance payments equal to one month salary for every year worked.  For purposes of Ms. Moncure’s employment agreement, “cause” meant continuation for a period of four months of mental or physical disability which prevented Ms. Moncure from satisfactorily performing her duties, unauthorized disclosure of confidential information under certain circumstances, abuse or neglect of a patient, professional or personal misconduct, demonstrated incompetence or persistent negligence in the performance of duties; and violation or breach of employment agreement under certain circumstances.  The employment agreement also provides that Ms. Moncure will not work with a competing medical facility within the People’s Republic of China during a two-year period following termination of her employment with United Family Hospitals for any reason and that Ms. Moncure will maintain in confidence confidential information relating to United Family Hospitals’ or the Company’s business and all matters relating to any of the United Family Hospitals’ patients during the term of the agreement and for one year thereafter.

Robert C. Low has a three-year employment agreement with the Company, pursuant to which he serves as Vice President, Finance, Chief Accounting Officer and Controller of the Company.  The employment agreement provides for an annual base salary of $195,000 and the payment of annual bonus compensation based upon combined individual, departmental and consolidated company performance.  In addition, the employment agreement provides that Mr. Low be awarded under the Company’s 2007 Plan non-qualified options to purchase 6,000 shares of the Company’s Common Stock, expiring ten years from the date of the employment agreement, vesting ratably on each of the first three anniversaries of the date of the employment agreement, subject to Mr. Low’s continued employment through the vesting date.  The employment agreement provides for termination of Mr. Low’s employment with or without “cause” at any time, and in the event that the employment agreement is terminated without cause, in lieu of any severance or termination

BACK

benefits, Mr. Low would be entitled to his base salary, in accordance with the Company’s normal payroll practice, for a period of (i) three months, if such termination occurs prior to the first anniversary of the date of the employment agreement, or (ii) six months, if such termination occurs after the first anniversary and before the third anniversary of the date of the employment agreement.  For purposes of Mr. Low’s employment agreement, “cause” means willful misconduct or gross negligence in the performance of his obligations; dishonesty or misappropriation relating to the Company or its affiliates or any funds, properties, or other assets of the Company or any such affiliate; inexcusable repeated or prolonged absence from work; unauthorized disclosure of confidential information under certain circumstances; conviction of any felony, or of any crime involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws; willful or grossly negligent violation of the Company’s policies and procedures or of reasonable and appropriate directions from senior management; and unsatisfactory performance if not remedied within 30 days of notice.  The employment agreement also provides that Mr. Low will not work with a competing business involving any health care or related services or the marketing, sales or servicing of medical or related products during a one-year period following termination of his employment with the Company and that except as required in the performance of his duties, Mr. Low will never use or disclose any confidential information relating to the Company.

Total Compensation

In making decisions with respect to any element of an executive officer’s compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation.  In addition, in reviewing and approving the employment agreements for executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances.  The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year.  The limitation applies only to compensation that is not considered to be performance-based.  Non-performance based compensation paid to the executive officers for the fiscal year ended March 31, 2009 did not exceed the $1.0 million limit for any executive officer.  The Company’s stock incentive plans have been structured so that awards under these plans may qualify as performance-based compensation for purposes of Section 162(m), depending on the terms of the award.  To date, the stock options granted to the executive officers qualified as performance-based.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management.  Based on the review and discussions, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

            RESPECTFULLY SUBMITTED:

            THE COMPENSATION COMMITTEE

            Julius Y. Oestreicher (Chair)
            Carol R. Kaufman
            A. Kenneth Nilsson

BACK

Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Roberta Lipson President and Chief Executive Officer	2009 2008 2007	324,558(4) 266,310(5) 236,500(6)	32,363(14) 53,262 75,000	118,581 71,618 6,808	394,965 127,140 -	- 93,209 -	128,456(16) 151,821(7) 157,792(8)	998,923 763,360 476,100
Elyse Beth Silverberg Executive Vice President and Secretary	2009 2008 2007	292,102(4) 239,679(5) 213,000(6)	43,690(14) 71,904 54,000	82,086 70,785 6,808	333,751 88,543 -	50,972(15) 33,555 -	71,265(17) 75,381(9) 65,948	873,866 579,847 339,756
Lawrence Pemble Chief Financial Officer and Executive Vice President	2009 2008 2007	270,000 236,250 238,930(6)	27,000 47,250 67,500	88,240 70,785 6,808	354,903 117,150 -	- 82,688 -	74,368(18) 68,170(10) 43,413	814,511 622,293 356,651
Anne Marie Moncure(11) United Family Hospital President	2009 2008 2007	281,342(19) 173,300(12) 121,733	- 44,046 33,833	63,711 30,087 -	374,113 140,218 23,052	- 77,081 -	51,478(20) 91,228(13) 92,724	770,644 555,960 271,342
Robert C. Low(21) Vice President and Controller	2009	99,000	9,750	-	8,960	-	2,670(22)	120,380

(1)	Fiscal year ended March 31.

(2)
Represents the dollar amounts recognized as expense for financial statement reporting purposes for the fiscal years ended March 31, 2009, 2008 and 2007 in accordance with SFAS 123R with respect to restricted stock awards.  Since the Company first began awarding restricted stock in fiscal 2007, the amounts included in this column are attributable solely to awards granted between 2007 and 2009.  Each award of restricted shares entitles the holder to payment of cash dividends at the same time as dividends are paid to other shareholders.  Assumptions made in calculating the amount of the Company’s expense for these awards are included in Note 8 to the Company’s financial statements for the fiscal year ended March 31, 2009 and Note 6 to the Company’s financial statements for the fiscal years ended March 31, 2008 and 2007.  Amounts reflected in this column may not correspond to the actual value that will be received by the executive from these awards.

(3)
Represents the dollar amount recognized as expense for financial statement reporting purposes for the fiscal years ended March 31, 2009, 2008 and 2007 in accordance with SFAS 123R with respect to stock option awards.  The amount reflects grants made in fiscal 2009 and prior years.  Assumptions made in calculating the amount of the Company’s expense for these awards are included in Note 1 to the Company’s financial statements for the fiscal years ended March 31, 2009, 2008 and 2007.

(4)	Ms. Lipson’s and Ms. Silverberg’s salaries are denominated in RMB and have been converted to USD using an average exchange rate for fiscal 2009 of 6.81 RMB to $1.00.

(5)
Effective January 1, 2008, Ms. Lipson’s and Ms. Silverberg’s salaries were denominated in RMB.  For purposes of this table, they have been converted to USD using an average exchange rate during that quarter of 7.02 RMB to $1.00.

(6)	Includes salary retroactively paid pursuant to current employment agreement.

(7)
Consists of $74,371 for tuition expenses for Ms. Lipson’s sons in China, housing allowance of $60,000 for Ms. Lipson’s housing in China, home leave expense of $10,000, $5,606 in matching contributions under the Company’s 401(k) plan and $1,844 for automobile and related expense.

(8)	Includes tuition reimbursement for 2007 that was paid in 2008.

(9)	Consists of housing allowance of $60,000 for Ms. Silverberg’s housing in China, home leave expense of $10,000 and $5,381 in matching contributions under the Company’s 401(k) plan.

BACK

(10)	Consists of $4,295 for tuition expenses for Mr. Pemble’s children, maintenance of remote office facility expenses of $60,000 and $3,875 in matching contributions under the Company’s 401(k) plan.

(11)	Ms. Moncure’s employment began on May 1, 2006.

(12)	Ms. Moncure’s salary and expenses are paid in RMB and have been converted to USD using an average exchange rate for fiscal 2008 of 7.4605 RMB to $1.00.

(13)
Consists of rental expense of $36,926 for Ms. Moncure’s housing in China and $54,302 in travel expenses.  These amounts were paid to Ms. Moncure in RMB and have been converted to USD using an average exchange rate for fiscal 2008 of 7.4605 RMB to $1.00.

(14)	Discretionary bonus for Ms. Lipson and Ms. Silverberg was established in RMB and converted to USD using an exchange rate of 6.8319 RMB to $1.00.

(15)	Non-equity Incentive Plan Bonus was established in RMB and converted to USD using an exchange rate of 6.8319 RMB to $1.00.

(16)
Consists of $55,330 for tuition expenses for Ms. Lipson’s sons in China, housing allowance of $64,171 for Ms. Lipson’s housing in China, $7,111 in matching contributions under the Company’s 401(k) plan and $1,844 for automobile and related expense.

(17)	Consists of housing allowance of $64,171 for Ms. Silverberg’s housing in China and $7,094 in matching contributions under the Company’s 401(k) plan.

(18)
Consists of $6,488 for tuition expenses for Mr. Pemble’s children, maintenance of remote office facility expenses of $60,000, $942 for life insurance and $6,938 in matching contributions under the Company’s 401(k) plan.

(19)	Ms. Moncure’s salary and expenses are paid in RMB and have been converted to USD using an average exchange rate for fiscal 2009 of 6.88 RMB to $1.00.

(20)
Consists of rental expense of $31,083 for Ms. Moncure’s housing in China, $19,644 in travel expenses and $751 for tuition expenses.  These amounts were paid to Ms. Moncure in RMB and have been converted to USD using an average exchange rate for fiscal 2009of 6.88 RMB to $1.00.

(21)	Mr. Low’s employment began in September 2008.

(22)	Consists of $2,670 in matching contributions under the Company’s 401(k) plan.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information about equity awards granted to the named executives in the fiscal year ended March 31, 2009.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(5) ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roberta Lipson	6/17/2008(6)	-	-	-	-	22,500	30,000	-	-	-	$594,300
	6/26/2008(7)	31,496	78,739	110,235	-	22,500	30,000	-	-	-	$459,600
	9/15/2008	-	-	-	-	-	-	18,000	-	-	$189,900
	9/15/2008	-	-	-	-	-	-	-	60,000	$10.55	$441,600
Elyse Beth Silverberg	6/17/2008(6)	-	-	-	-	22,500	30,000	-	-	-	$594,300
	6/26/2008(7)	28,346	70,865	99,212	-	22,500	30,000	-	-	-	$459,600
	9/15/2008	-	-	-	-	-	-	9,000	-	-	$94,950
	9/15/2008	-	-	-	-	-	-	-	45,000	$10.55	$331,200

BACK

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(5) ($)
	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lawrence Pemble	6/17/2008(6)	-	-	-	-	22,500	30,000	-	-	-	$594,300
	6/26/2008(7)	27,000	67,500	94,500	-	22,500	30,000	-	-	-	$459,600
	9/15/2008	-	-	-	-	-	-	12,000	-	-	$126,600
	9/15/2008	-	-	-	-	-	-	-	45,000	$10.55	$331,200
Anne Marie Moncure	6/17/2008(6)	-	-	-	-	22,500	30,000	-	-	-	$594,300
	6/26/2008(7)	27,573	68,933	96,506	-	22,500	30,000	-	-	-	$459,600
	9/15/2008	-	-	-	-	-	-	9,000	-	-	$94,950
	9/15/2008	-	-	-	-	-	-	-	45,000	$10.55	$331,200
Robert C. Low	9/29/2008	-	-	-	-	-	-	-	6,000	$10.99	$46,080

(1)	All equity awards shown in this table were granted under the 2007 Plan.

(2)	This column shows the number of shares of restricted stock granted to each named executive in fiscal 2009.

(3)
The restricted stock grant dated September 15, 2008 vests as to one-third of the shares on each of the first three anniversaries of the date of grant, with full vesting in the event of the executive’s death, disability, termination by the Company without cause or a change of control of the Company.  Pursuant to their employment agreements, the awards granted to Ms. Lipson, Ms. Silverberg and Mr. Pemble also vest upon their termination by the Company without cause or by the executive for good reason.

(4)
This column shows the number of stock options granted to each named executive in fiscal 2009 other than grants under the EMI Program (which are reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column).  The stock options vest as to one-third of the shares on each of the first three anniversaries of the date of grant, with full vesting in the event of retirement, death, disability or a change of control of the Company.  Pursuant to their employment agreements, the stock options granted to Ms. Lipson, Ms. Silverberg and Mr. Pemble also vest upon their termination by the Company without cause or by the executive for good reason.

(5)
This column shows the full grant date fair value of the restricted stock and stock options under SFAS 123R granted to the named executives in 2009, which is the amount that the Company would expense in its financial statements over the award’s vesting schedule.  The grant date fair value of the stock options granted June 17, 2008 and June 26, 2008 under the EMI Program is based on the assumption that the maximum number of stock options would be earned.  The fair market value of the restricted stock granted September 15, 2008 was $10.55 per share.  The grant date fair value of the stock options granted September 15, 2008 and September 29, 2008 was $7.36 and $7.68 per share, respectively.

(6)
These grants of stock options were made during fiscal 2009 for the achievement of objective performance goals under the EMI Program for fiscal 2008.  Each of Ms. Lipson, Ms. Moncure and Mr. Pemble earned the maximum level award and Ms. Silverberg earned 40% of the maximum level award.  These stock options vest ratably on the first three anniversaries of the date of grant, subject to continued employment with the Company, with full vesting in the event of retirement, death, disability or a change of control of the Company.

(7)
Amounts shown in “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect the cash portion of performance awards for fiscal 2009 under the EMI Program.  Ms. Lipson’s, Ms. Silverberg’s and Ms. Moncure’s amounts have been converted to USD using an exchange rate of 7.02 RMB to $1.00.  Amounts shown in the “Estimated Future Payments Under Equity Incentive Plan Awards” column reflect grants of stock options made under the EMI Program for fiscal 2009.  Based on the level of performance attained for fiscal 2009, none of Ms. Lipson, Ms. Moncure nor Mr. Pemble earned an objective bonus award under the EMI Program for fiscal 2009 and Ms. Silverberg earned one-half of the maximum level objective bonus under the EMI Program for fiscal 2009.  As such, Ms. Silverberg earned (i) a cash bonus in the amount

BACK

of $50,972 (established in RMB and converted to USD using an exchange rate of 6.8319 RMB to $1.00) and (ii) stock options to purchase 15,000 shares of Common Stock.  Grants of the maximum number of stock options were made at the beginning of the year, subject to performance-based vesting.  All stock options under this grant other than the 15,000 options earned by Ms. Silverberg were forfeited.  The stock options earned by Ms. Silverberg will vest ratably on each of July 1, 2010, 2011 and 2012, subject to her continued employment with the Company, with full vesting in the event of retirement, death, disability, termination by the Company without cause or by the executive for good reason, sale of the division employing the executive, or a change of control of the Company.  See the “Compensation Discussion and Analysis” for information with respect to the performance goals under the EMI Program for fiscal 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the holdings of stock options and unvested restricted stock by the named executives as of March 31, 2009.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Roberta Lipson	09/11/2000(1)	145,200	-	1.46	09/11/2010	-	-
	07/08/2005(3)	16,500	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/12/2006(4)	-	-	-	-	1,500	7,455
	06/29/2007(6)	-	-	-	-	1,000	4,970
	09/11/2007(7)	13,125	39,375	13.55	09/11/2017	-	-
	09/11/2007(7)	-	-	-	-	12,375	61,504
	11/27/2007(8)	-	30,000	19.81	06/17/2018	-	-
	09/15/2008(9)	-	60,000	10.55	09/15/2018	-	-
	09/15/2008(9)	-	-	-	-	18,000	89,460
Elyse Beth Silverberg	09/11/2000(1)	145,200	-	1.46	09/11/2010	-	-
	04/26/2004(2)	37,500	-	8.33	04/26/2014	-	-
	07/08/2005(3)	16,500	-	2.98	07/08/2015	-	-
	02/07/2006(1)	40,500	-	4.36	02/07/2016	-	-
	09/12/2006(4)	-	-	-	-	1,500	7,455
	06/29/2007(6)	-	-	-	-	1,500	7,455
	09/11/2007(7)	11,250	33,750	13.55	09/11/2017	-	-
	09/11/2007(7)	-	-	-	-	6,750	33,548
	11/27/2007(8)	-	12,000	19.81	06/17/2018	-	-
	06/26/2008(10)	-	15,000	15.32	06/26/2018	-	-
	09/15/2008(9)	-	45,000	10.55	09/15/2018	-	-
	09/15/2008(9)	-	-	-	-	9,000	44,730

BACK

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lawrence Pemble	02/07/2006(1)	84,000	-	4.36	02/07/2016	-	-
	09/12/2006(4)	-	-	-	-	1,500	7,455
	06/29/2007(6)	-	-	-	-	1,500	7,455
	09/11/2007(7)	11,250	33,750	13.55	09/11/2017	-	-
	09/11/2007(7)	-	-	-	-	6,750	33,548
	11/27/2007(8)	-	30,000	19.81	06/17/2018	-	-
	09/15/2008(9)	-	45,000	10.55	09/15/2018	-	-
	09/15/2008(9)	-	-	-	-	12,000	59,640
Anne Marie Moncure	02/07/2006(5)	15,000	-	4.36	02/07/2016	-	-
	06/29/2007(6)	-	-	-	-	2,000	9,940
	09/11/2007(7)	11,250	33,750	13.55	09/11/2017	-	-
	09/11/2007(7)	-	-	-	-	6,750	33,548
	11/27/2007(8)	-	30,000	19.81	06/17/2018	-	-
	09/15/2008(9)	-	45,000	10.55	09/15/2018	-	-
	09/15/2008(9)	-	-	-	-	9,000	44,730
Robert C. Low	09/29/2008(4)	-	6,000	10.99	09/29/2018	-	-

(1)	All of these options vested on grant date.

(2)	30,000 options vested on the date of grant and the remaining 7,500 options vested on March 15, 2005.

(3)	One-third of these options vested on the date of grant and the remaining options vested on February 7, 2006.

(4)	Vests one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and one-third on the third anniversary of the date of grant.

(5)
7,500 options vested on the date of grant and the remaining 22,500 options vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and one-third on the third anniversary of the date of grant.

(6)	These shares vest one-third on the date of grant, one third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

(7)	These options and shares vest one-fourth on each of the first four anniversaries of the date of grant.

(8)	These options were granted as part of the fiscal 2008 EMI Program and vest one-third each on June 17, 2009, 2010 and 2011.

(9)	These options and shares vest one-third on each of the first three anniversaries of the date of grant.

(10)	These options were granted as part of the fiscal 2009 EMI Program and vest one-third each on July 1, 2010, 2011 and 2012.

BACK

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Roberta Lipson	37,500	266,375	6,625	75,566
Elyse Beth Silverberg	-	-	5,250	62,858
Lawrence Pemble	-	-	5,250	62,858
Anne Marie Moncure	-	-	3,250	38,723

Potential Payments Upon Termination or Change of Control

The Company has entered into employment agreements with Ms. Lipson, Ms. Silverberg, Mr. Pemble, and Mr. Low.  Ms. Moncure’s employment agreement expired by its terms on April 30, 2009, whereupon she retired and continues as Senior Advisor to her successor to her former positions.  The agreements with Ms. Lipson, Ms. Silverberg and Mr. Pemble provide that in the event of the executive’s termination by the Company for “cause” or the executive’s voluntary resignation without “good reason,” the executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, payment of or reimbursement for any unpaid housing allowance or unreimbursed business expenses, air fare, tuition and automobile expenses, payment for unused vacation and any amounts payable under Company benefit plans or policies.  Under the agreements, “cause” means willful misconduct or gross negligence, dishonesty or misappropriation of assets, certain absences from work, unauthorized disclosure of confidential or proprietary information under certain circumstances, a conviction for certain crimes or a violation of certain laws, or the failure to attempt to perform the executive’s duties, most of which events are subject to opportunities to cure.

The agreements also provide that in the event of the executive’s termination by the Company without “cause” or by the executive for “good reason,” the executive would be entitled to all of the above amounts and benefits plus (i) a lump sum payment equal to three times the sum of the ensuing year’s salary plus the prior year’s bonus plus the annual housing allowance; (ii) a pro rated portion of the current year’s bonus (provided, however, that in the event of the executive’s termination following a change of control event, the pro-rated bonus is instead based on the greater of the executive’s average bonus for the two prior years or 30% of salary); (iii) continuation of specified medical benefits for life (unless the executive reaches the age of 65, or becomes eligible for Medicare or corresponding benefits with a new employer); (iv) an annuity policy which will provide the executive with payments of $500 per month from the date the executive reaches the age of 65 until his or her death that the executive can use to purchase supplemental health insurance; (v) vesting of all equity awards; and (vi) continuation of any tuition reimbursements for three years.  The executive is also entitled to a tax gross-up to the extent amounts payable to the executive are subject to excise tax.  Under the employment agreements, “good reason” means any reduction in the executive’s authority, duties or responsibilities; an adverse change in the executive’s position, title or responsibilities (except for changes solely by virtue of the Company being acquired by another entity); the assignment of duties to the executive that are inconsistent with his or her position and status; a reduction in the executive’s annual salary or bonus opportunity; the failure to cure a material breach of the executive’s employment agreement by the Company; or relocation of the executive without his or her consent, all but the last of which events are subject to an opportunity to cure.

The agreements also provide that in the event of the executive’s death or becoming disabled their employment would terminate immediately and automatically.  The executive would only be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus.  For purposes of the agreement, “disability” is defined as physical or mental incapacity of a nature which prevents the executive, in the good faith judgment of the Company’s Board of Directors, from performing the executive’s duties under the agreement for a period of 180 consecutive days or 270 days during any year.

The agreements also provide that the executive’s employment would terminate immediately and automatically upon the expiration of the term of the agreement.  The executive would be entitled to earned but unpaid salary, earned but unpaid bonus for a previously completed fiscal year, reimbursement for business expenses, payment for unused vacation, any amounts payable under Company benefit plans or policies, and a pro rata portion of the current year’s bonus; provided, however, that if the executive’s employment was terminated at the expiration of the term and the Company had not previously offered to renew the employment agreement on commercially reasonable terms, then the Company

BACK

would also pay or provide (i) group life, disability, sickness, hospitalization and accident insurance benefits equivalent to those to which the executive would have been entitled if continued working for the Company for an additional twelve month period, and (ii) the annual salary to the same extent to which the executive would have been entitled if he or she continued working for the Company for an additional twelve month period.

The employment agreements have non-competition, confidentiality and non-solicitation provisions.  The non-competition provision states that the executive officer will not compete with the Company through the end of one year after cessation of employment, with certain exceptions.  The confidentiality provision states that the executive officer will maintain the confidential information of the Company in confidence during and after employment, with certain exceptions.  The non-solicitation provision states that, for one year after cessation of employment, the executive officer will not solicit for employment or hire any person who was employed by the Company during the term of such person’s employment, with certain exceptions.

The agreements provide for immediate expiration as of the termination date of any unvested equity incentive awards (stock options or restricted stock) in the event the agreement is terminated for “cause,” voluntary termination by the executive, death or disability.  The agreements provide that any unvested equity incentive awards granted to the executive prior to the termination date shall become immediately vested and exercisable in the event termination is without “cause” or for “good reason.”  In such cases, the executive has a period of ninety (90) days following the date of termination (or such longer period as may be provided in the respective option grant, but in no event past the respective expiration term of the option grant) to exercise all options granted under any of the Company’s plans.

Ms. Moncure’s employment agreement provided for termination of Ms. Moncure’s employment with or without “cause” at any time, and in the event that the employment agreement was terminated prior to expiration without renewal or extension, Ms. Moncure was entitled to severance payments equal to one month of salary for every year worked.  For purposes of Ms. Moncure’s employment agreement, “cause” meant continuation for a period of four months of mental or physical disability which prevents Ms. Moncure from satisfactorily performing her duties, unauthorized disclosure of confidential information under certain circumstances, abuse or neglect of a patient, professional or personal misconduct, demonstrated incompetence or persistent negligence in the performance of duties; and violation or breach of the employment agreement under certain circumstances.

Mr. Low’s employment agreement provides for termination of Mr. Low’s employment with or without “cause” at any time, and in the event that the employment agreement is terminated without cause, in lieu of any severance or termination benefits, Mr. Low would be entitled to his base salary, in accordance with the Company’s normal payroll practice, for a period of (i) three months, if such termination occurs prior to the first anniversary of the date of the employment agreement, or (ii) six months, if such termination occurs after the first anniversary and before the third anniversary of the date of the employment agreement.  For purposes of Mr. Low’s employment agreement, “cause” means willful misconduct or gross negligence in the performance of his obligations; dishonesty or misappropriation relating to the Company or its affiliates or any funds, properties, or other assets of the Company or any such affiliate; inexcusable repeated or prolonged absence from work; unauthorized disclosure of confidential information under certain circumstances; conviction of any felony, or of any crime involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws; willful or grossly negligent violation of the Company’s policies and procedures or of reasonable and appropriate directions from senior management; and unsatisfactory performance if not remedied within 30 days of notice.

The following table provides an estimate of the potential payments and benefits that each of the named executives would be entitled to receive upon termination of employment under various circumstances and upon a change of control.  In each case, the table assumes the executive’s termination or the change of control occurred on March 31, 2009.  The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2009 Fiscal Year-End Table).  The table also does not include benefits that are provided on a non-discriminatory basis to salaried employees generally, including amounts payable under the Company’s 401(k) Plan.

BACK

	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits ($)	Accelerated Vesting of Equity Awards ($)	Continued Tuition and Housing Allowance ($)	Tax Gross-up ($)	Total Termination Benefits ($)
Roberta Lipson
• Voluntary Resignation or Termination for Cause	0(1)	0	NA	NA	NA	0
• Death or Disability	0(1)	0	NA	NA	NA	0
• Termination Without Cause or for Good Reason	964,099	291,061(2)	163,389(3)	450,000(4)	NA	1,868,549
• Change of Control	0	0	163,389(3)	0	0	163,389
• Termination Without Cause or for Good Reason after Change of Control	964,099	291,061(2)	163,389(3)	450,000(4)	710,524	2,579,073
• Failure to Renew	321,366	14,298	NA	NA	NA	335,664
Elyse Beth Silverberg
• Voluntary Resignation or Termination for Cause	50,972(1)	0	NA	NA	NA	50,972
• Death or Disability	50,972(1)	0	NA	NA	NA	50,972
• Termination Without Cause or for Good Reason	1,019,535	328,591(2)	93,188(3)	180,000(4)	NA	1,621,314
• Change of Control	0	0	93,188(3)	0	0	93,188
• Termination Without Cause or for Good Reason after Change of Control	1,019,535	328,591(2)	93,188(3)	180,000(4)	588,498	2,209,812
• Failure to Renew	339,845	14,298	NA	NA	NA	354,143
Lawrence Pemble
• Voluntary Resignation or Termination for Cause	0(1)	0	NA	NA	NA	0
• Death or Disability	0(1)	0	NA	NA	NA	0
• Termination Without Cause or for Good Reason	810,000	353,475(2)	108,098(3)	450,000(4)	NA	1,721,573
• Change of Control	0	0	108,098(3)	0	0	108,098
• Termination Without Cause or for Good Reason after Change of Control	810,000	353,475(2)	108,098(3)	450,000(4)	816,512	2,538,085
• Failure to Renew	270,000	15,891	NA	NA	NA	285,891

BACK

	Cash Severance Payment ($)	Continuation of Medical / Welfare Benefits ($)	Accelerated Vesting of Equity Awards ($)	Continued Tuition and Housing Allowance ($)	Tax Gross-up ($)	Total Termination Benefits ($)
Anne Marie Moncure
• Voluntary Resignation or Termination for Cause	0(1)	0	NA	NA	NA	0
• Death or Disability	0(1)	0	NA	NA	NA	0
• Termination Without Cause or for Good Reason	70,336	0	88,218(3)	0	NA	158,554
• Change of Control	0	0	88,218(3)	0	0	88,218
• Termination Without Cause or for Good Reason after Change of Control	70,336	0	88,218(3)	0	0	158,554
Robert C. Low
• Voluntary Resignation or Termination for Cause	9,750(1)	0	NA	NA	NA	9,750
• Death or Disability	9,750(1)	0	NA	NA	NA	9,750
• Termination Without Cause or for Good Reason	9,750	0	0(3)	NA	NA	9,750
• Change of Control	0	0	0(3)	NA	0	0
• Termination Without Cause or for Good Reason after Change of Control	107,250	0	0(3)	NA	0	107,250

(1)	The amount reflects earned but unpaid bonus for fiscal 2009.

(2)	Calculated using an assumed life expectancy of 85 years and an annual inflation rate of 3%.

(3)	Calculated using the March 31, 2009 Chindex common stock market value of $4.97.

(4)	Calculated using the maximum benefit allowed per contract. Actual usage has been lower.

BACK

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Since April 1, 2008, there has not been any transaction, and there is no currently proposed transaction, involving the Company and any of its directors, executive officers, 5% stockholders or any members of the immediate family of any of the foregoing persons, which transaction would be disclosable pursuant to Item 404 of Regulation S-K promulgated pursuant to the Securities Act of 1933.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our certificate of incorporation limits the liability of our stockholders, directors and officers to the maximum extent permitted by Delaware law.  Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Delaware law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our bylaws provide that we must indemnify our stockholders, directors, officers, employees and agents in each situation where Delaware law permits us to indemnify them.  We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.  We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.  The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

BACK

OWNERSHIP OF VOTING SECURITIES

The following table sets forth information as to the ownership of shares of the Company’s Common Stock and Class B Common Stock as of July 10, 2009 with respect to (i) holders known to the Company to beneficially own more than five percent (5%) of the outstanding Common Stock or Class B Common Stock, (ii) each director, (iii) the Company’s named executive officers for fiscal 2009 and (iv) all directors and executive officers of the Company as a group.

	Amount and Nature Of Beneficial Ownership(2)(3)		Percent of:
Name and Address of Beneficial Stockholder(1)	Common Stock	Class B Common Stock(4)	Common Stock	Class B Common Stock	Combined(5)
Roberta Lipson	275,501(6)	660,000(7)	2.0%	56.8%	20.5%
Elyse Beth Silverberg	296,457(8)	390,750	2.2%	33.6%	12.8%
Lawrence Pemble	120,911(9)	111,750	Less than 1%	9.6%	3.9%
Julius Y. Oestreicher	151,720(10)	0	1.1%	0%	Less than 1%
Carol R. Kaufman	143,040(11)	0	1.1%	0%	Less than 1%
A. Kenneth Nilsson	41,700(12)	0	Less than 1%	0%	Less than 1%
Holli Harris	42,270(13)	0	Less than 1%	0%	Less than 1%
Anne Marie Moncure	25,499(14)	0	Less than 1%	0%	Less than 1%
Robert C. Low	2,500	0	Less than 1%	0%	Less than 1%
Prescott Group Capital Management, LLC 1924 South Utica, Suite 1120 Tulsa, OK 74104	913,522(15)	0	6.8%	0%	4.5%
River Road Asset Management, LLC 462 4th St., Suite 1600 Louisville, KY 40202	807,692(16)	0	6.0%	0%	4.0%
Essex Investment Management Company, LLC 125 High Street, 29th Fl. Boston, MA 02110	696,506(17)	0	5.2%	0%	3.4%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	2,653,016(18)	0	19.7%	0%	13.0%
Archon Capital Management LLC 719 Second Ave., Suite 1403 Seattle, WA 98104	865,411(19)	0	6.4%	0%	4.2%
All Executive Officers and Directors as a Group (9 persons)	1,099,598 (20)	1,162,500	7.7%	100.0%	37.9%
_______________

(1)	Unless otherwise indicated, the business address of each person named in the table is c/o Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, Maryland 20814.

(2)	Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares indicated below.

BACK

(3)	Beneficial ownership is calculated in accordance with Regulation S-K as promulgated by the Commission.

(4)	The Common Stock is entitled to one vote per share, whereas the Class B Common Stock is entitled to six votes per share.

(5)
Indicates percentage voting power represented by beneficial ownership when the Common Stock and Class B Common Stock vote together, based on a total of 13,464,807 shares of Common Stock and 1,162,500 shares of Class B Common Stock outstanding as of the Record Date.

(6)	Includes 225,323 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(7)	Includes 20,000 shares held by each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, of each of which Ms. Lipson is a trustee.

(8)	Includes 254,949 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(9)	Includes 105,249 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(10)	Includes 129,720 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(11)	Includes 126,540 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(12)	Includes 1,700 shares owned by Mr. Nilsson’s wife, as to which shares Mr. Nilsson disclaims beneficial ownership.

(13)	Includes 22,500 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(14)	Includes 21,249 shares underlying options that are currently exercisable with respect to all of the underlying shares.

(15)
Mr. Phil Frohlich is the managing member of Prescott Group Capital Management, L.L.C. (“Prescott Group Capital”).  The amount and nature of beneficial ownership of the shares held by Prescott Group Capital is based solely on a Schedule 13G filed with the Commission on February 24, 2009.  The Schedule 13G indicates that the shares were purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (together, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners.  Prescott Group Capital serves as the general partner of the Small Cap Funds and may direct the Small Cap Funds, the general partners of Prescott Master Fund, to direct the votes and disposition of the shares held by the Master Fund.  As the principal of Prescott Group Capital, Mr. Frohlich may direct the votes and disposition of the shares held by the Prescott Master Fund.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G, but have no reason to believe that such information is not complete or accurate.

(16)
The amount and nature of beneficial ownership of the shares held by River Road Asset Management, LLC is based solely on the Schedule 13G filed with the Commission on February 17, 2009.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G, but have no reason to believe that such information is not complete or accurate.

(17)
The amount and nature of beneficial ownership of the shares held by Essex Investment Management Company, LLC is based solely on a Schedule 13G filed with the Commission on February 13, 2009.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G, but have no reason to believe that such information is not complete or accurate.

(18)
The amount and nature of beneficial ownership of the shares held by JPMorgan Chase & Co. is based solely on a Schedule 13G/A filed with the Commission on February 2, 2009.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G/A, but have no reason to believe that such information is not complete or accurate.  Such number of shares includes 808,190 shares owned by Magenta Magic Limited c/o JPMorgan Chase Bank, N.A., 26/F Chater House, 8 Connaught Road, Central, Hong Kong.

(19)
Constantinos Christofilis is the managing member of Archon Capital Management LLC.  The amount and nature of beneficial ownership of the shares held by Archon Capital Management LLC is based solely on a Schedule 13G filed with the Commission on January 6, 2009.  We have no independent knowledge of the accuracy or completeness of the information set forth in the Schedule 13G, but have no reason to believe that such information is not complete or accurate.

(20)	Includes 885,530 underlying options that are currently exercisable with respect to all of the underlying shares.

BACK

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.  To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company during fiscal 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with, except:  one filing reflecting one transaction by each of Ms. Moncure, Ms. Silverberg, Mr. Pemble and Ms. Lipson.

BACK

PROPOSAL 2—RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.  Neither the Company’s governing documents nor applicable law requires stockholder ratification of the appointment of our independent registered public accounting firm.  However, the Audit Committee has recommended, and the Board of Directors has determined, to submit the appointment of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain BDO Seidman, LLP.  Even if the stockholders ratify the appointment, the Audit Committee has the discretion to change the independent registered public accounting firm at any time.

Information concerning BDO Seidman, LLP’s services for Chindex and fees billed for the fiscal year ended March 31, 2009 can be found in the “Independent Registered Public Accounting Firm” section below.

The ratification of BDO Seidman, LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented at the Annual Meeting and entitled to vote on the proposal.  Abstentions and broker non-votes will have no effect on the vote, but are counted in determining a quorum.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF BDO SEIDMAN, LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010.

BACK

REPORT OF THE AUDIT COMMITTEE

This Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with the accounting principles generally accepted in the United States of America, their judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2009, as amended to the date hereof, for filing with the Commission.

The Audit Committee determined that the provision by BDO Seidman, LLP of non-audit services was compatible with maintaining the independence of BDO Seidman, LLP.  In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting.  During fiscal 2009, all services were pre-approved by the Audit Committee in accordance with its charter and this policy.

            RESPECTFULLY SUBMITTED:

            THE AUDIT COMMITTEE

            Holli Harris (Chair)
            Carol R. Kaufman
            A. Kenneth Nilsson
            Julius Y. Oestreicher

BACK

Independent Registered Public Accounting Firm

The Audit Committee has selected BDO Seidman, LLP as our independent registered public accounting firm for 2010.  Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  They will have the opportunity to make a statement if they desire to do so.

Fees

The following table shows the fees we paid to BDO Seidman, LLP during the last two fiscal years:

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2009
Audit Fees: (a)	$977,000	$1,094,000
Audit-Related Fees: (b)	3,000	5,000
Tax Fees: (c)	0	0
All Other Fees: (d)	0	0
Total	$980,000	$1,099,000
_______________

(a)
Represents fees for professional services provided in connection with the audit of our annual financial statements (including services incurred with rendering on opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(b)	This represents fees for other miscellaneous items not otherwise included above.

(c)	Represents fees for international and U.S. tax planning and compliance services as well as consultations and assistance surrounding matters with various income and sales tax authorities.

(d)	Represents fees billed for products and services provided by the principal accountant, other than the services reported in (a), (b) and (c).

Auditor Independence

The Audit Committee has determined that the provision by BDO Seidman, LLP of non-audit services is compatible with maintaining the independence of BDO Seidman, LLP.  In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by BDO Seidman, LLP.  In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Committee at its next meeting.  During fiscal 2009, all services were pre-approved by Audit Committee in accordance with this policy.

BACK

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above.  If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered.  You can notify us by sending a written request to Chindex International, Inc., Investor Relations, 4340 East West Highway, Suite 1100, Bethesda, MD 20814 or call us at (301) 215-7777 if (i) you wish to receive a separate copy of an annual report or proxy statement for this meeting; (ii) you would like to receive separate copies of those materials for future meetings; or (iii) you are sharing an address and you wish to request delivery of a single copy of annual reports or proxy statements if you are now receiving multiple copies of annual reports or proxy statements.

The Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered to be the STOCKHOLDER OF RECORD of those shares and these proxy materials are being sent directly to you by Chindex.  As the STOCKHOLDER OF RECORD, you have the right to vote by proxy or to vote in person at the meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held IN STREET NAME, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the STOCKHOLDER OF RECORD of those shares.  As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting.  If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so.  Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Advance Notice Procedures

Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or on behalf of a stockholder entitled to vote who has delivered written notice to our Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) at least 60 days prior to the anniversary date of the preceding year’s annual meeting - that is, with respect to the 2010 annual meeting, by July 17, 2010.  These requirements are separate from and in addition to the Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

BACK

Stockholder Proposals for the 2010 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2010 may do so by following the procedures prescribed in Commission Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Company’s Secretary no later than March 31, 2010.  Proposals should be sent to Secretary, Chindex International, Inc., 4340 East West Highway, Suite 1100, Bethesda, MD 20814.

Financial Materials

STOCKHOLDERS MAY REQUEST FREE COPIES OF OUR FINANCIAL MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CHINDEX INTERNATIONAL, INC., 4340 EAST WEST HIGHWAY, SUITE 1100, BETHESDA, MD 20814, ATTENTION: SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEB SITE AT www.chindex.com.

Stockholder List

A list of registered stockholders on the record date for the Annual Meeting (the “List”) will be available for inspection from September 5, 2009 through the Annual Meeting at the offices of the Company, 4340 East West Highway, Suite 1100, Bethesda, MD 20814.  The List will be available at the Annual Meeting and may be inspected by any stockholder who is present.

BACK
ANNUAL MEETING OF STOCKHOLDERS OF

CHINDEX INTERNATIONAL, INC.

September 15, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://ir.chindex.com/ProxyMaterials-2009.cfm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided. ê

¢ 20730000000000000000   5                                                                                                                    091509

The Board of Directors Recommends a vote FOR all proposals. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Seven Directors:				FOR	AGAINST	ABSTAIN
☐	FOR THE NOMINEES	NOMINEES: O Holli Harris O Carol R. Kaufman O Roberta Lipson O A. Kenneth Nilsson O Julius Y. Oestreicher O Lawrence Pemble O Elyse Beth Silverberg	2. Proposal to approve the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the year ending March 31, 2010.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR THE NOMINEES		The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)

The shares represented by this proxy will be voted in the manner directed.  In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1 and FOR Proposal 2 and in accordance with their discretion on such other matters as may properly come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

¢	¢

BACK

☐	¢

PROXY

CHINDEX INTERNATIONAL, INC.

(Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock or Class B Common Stock, as the case may be, of CHINDEX INTERNATIONAL, INC. (the "Company"), revoking all proxies heretofore given, hereby constitute and appoint Lawrence Pemble and Robert Low and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2009 Annual Meeting of Stockholders of the Company, to be held at the Embassy Suites at the Chevy Chase Pavilion, 4300 Military Rd. NW, Washington D.C., 20015, on Tuesday, September 15, 2009 at 8:00 A.M., local time, and at any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Proxies on any other matter that may come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR the other proposal set forth on the reverse side.

(Continued and to be signed on the reverse side)

¢	14475 ¢